                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-55650


PROSPECTUS SUPPLEMENT
(To prospectus dated February 23, 2001)

                                $10,257,840,645

                       SALOMON SMITH BARNEY HOLDINGS INC.

                       MEDIUM-TERM SENIOR NOTES, SERIES K
                    MEDIUM-TERM SUBORDINATED NOTES, SERIES L
                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE

                             GENERAL TERMS OF SALE

     The following terms will generally apply to the medium-term senior and subordinated notes that we will sell from time to time using this prospectus supplement and the attached prospectus. Salomon Smith Barney Holdings will include information on the specific terms for each note in a pricing supplement to this prospectus supplement that Salomon Smith Barney Holdings will deliver to prospective buyers of any note. The maximum amount that Salomon Smith Barney Holdings expects to receive from the sale of the notes is between $10,255,789,077 and $10,155,262,239 after paying the agents commissions of between $2,051,568 and $102,578,406.

MATURITY:           9 months or more from the
                    date of issue.
INDEXED NOTES:      Payments of interest or
                    principal may be linked to
                    the price of one or more
                    securities, currencies,
                    commodities or other goods.
REDEMPTION:         Terms of specific notes may
                    permit or require redemption
                    at our option or repurchase
                    at your option.
RISKS:              Index and currency risks may
                    exist.
CURRENCIES:         U.S. dollars and other
                    currencies.

INTEREST RATES:     Fixed, floating, or zero
                    coupon.
RANKING:            The Series K notes are senior
                    notes which are part of our
                    senior indebtedness and the
                    Series L notes are
                    subordinated notes which are
                    part of our subordinated
                    indebtedness.
OTHER TERMS:        You should review
                    "Description of the Notes"
                    and the pricing supplement
                    for features that apply to
                    your notes.

                            ------------------------

     CONSIDER CAREFULLY THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                              SALOMON SMITH BARNEY

March 1, 2001

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Risk Factors................................................   S-3
Important Currency Information..............................   S-6
Description of the Notes....................................   S-7
United States Federal Income Tax Considerations.............  S-31
Plan of Distribution........................................  S-38
Legal Matters...............................................  S-39

                                   PROSPECTUS

Prospectus Summary..........................................      2
Forward-Looking Statements..................................      6
Salomon Smith Barney Holdings Inc. .........................      7
Use of Proceeds and Hedging.................................      8
Ratio of Earnings to Fixed Charges..........................      9
European Monetary Union.....................................     10
Description of Debt Securities..............................     11
Description of Index Warrants...............................     18
Book-Entry Procedures and Settlement........................     21
Limitations on Issuances in Bearer Form.....................     22
Plan of Distribution........................................     23
ERISA Matters...............................................     25
Legal Matters...............................................     25
Experts.....................................................     25

                                  RISK FACTORS

CHANGES IN EXCHANGE RATES AND EXCHANGE CONTROLS COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     An investment in foreign currency notes, which are notes denominated in a specified currency other than U.S. dollars, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in an indexed note, on which all or a part of any payment due is based on a currency other than U.S. dollars, has significant risks that are not associated with a similar investment in non-indexed notes. These risks include, but are not limited to:

     - the possibility of significant market changes in rates of exchange between U.S. dollars and the specified currency;

     - the possibility of significant changes in rates of exchange between U.S. dollars and the specified currency resulting from the official redenomination or revaluation of the specified currency; and

     - the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.

These risks generally depend on factors over which Salomon Smith Barney Holdings has no control and which cannot be readily foreseen, such as:

     - economic events;

     - political events; and

     - the supply of, and demand for, the relevant currencies.

In recent years, rates of exchange between U.S. dollars and some foreign currencies in which Salomon Smith Barney Holdings' notes may be denominated, and between these foreign currencies and other foreign currencies, have been volatile. This volatility may be expected in the future. Fluctuations that have occurred in any particular exchange rate in the past are not necessarily indicative, however, of fluctuations that may occur in the rate during the term of any foreign currency note. Depreciation of the specified currency of a foreign currency note against U.S. dollars would result in a decrease in the effective yield of such foreign currency note below its coupon rate and could result in a substantial loss to the investor on a U.S. dollar basis.

     Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency other than U.S. dollars at the time of payment of principal, any premium, or interest on a foreign currency note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal, any premium, or interest denominated in any such specified currency.

     Even if there are no actual exchange controls, it is possible that a specified currency would not be available to Salomon Smith Barney Holdings when payments on a note are due because of circumstances beyond the control of Salomon Smith Barney Holdings. In this event, Salomon Smith Barney Holdings will make required payments in U.S. dollars on the basis described in this prospectus supplement. You should consult your own financial and legal advisors as to the risks of an investment in notes denominated in a currency other than U.S. dollars. See "-- The Unavailability of Currencies Could Result in a Substantial Loss to You" and "Description of the Notes -- Payment of Principal and Interest" below.

     The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are United States residents, except where otherwise expressly noted. Salomon Smith Barney Holdings disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States regarding any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest on, notes. Such persons should consult their advisors with regard to these matters. Any pricing supplement relating to notes having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting that currency and any other required information concerning the currency.

THE UNAVAILABILITY OF CURRENCIES COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     Except as set forth below, if payment on a note is required to be made in a specified currency other than U.S. dollars and that currency is --

     - unavailable due to the imposition of exchange controls or other circumstances beyond Salomon Smith Barney Holdings' control;

     - no longer used by the government of the country issuing the currency; or

     - no longer used for the settlement of transactions by public institutions of the international banking community --

then all payments on the note shall be made in U.S. dollars until the currency is again available or so used. The amounts so payable on any date in the currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the currency or as otherwise indicated in the applicable pricing supplement. Any payment on a note made under these circumstances in U.S. dollars will not constitute an event of default under the indenture under which the note was issued.

     If the specified currency of a note is officially redenominated, other than as a result of European Monetary Union, such as by an official redenomination of any specified currency that is a composite currency, then the payment obligations of Salomon Smith Barney Holdings on the note will be the amount of redenominated currency that represents the amount of Salomon Smith Barney Holdings' obligations immediately before the redenomination. The notes will not provide for any adjustment to any amount payable as a result of:

     - any change in the value of the specified currency of those notes relative to any other currency due solely to fluctuations in exchange rates; or

     - any redenomination of any component currency of any composite currency, unless that composite currency is itself officially redenominated.

For a description of European Monetary Union, see "European Monetary Union" in the prospectus and any disclosure on European Monetary Union in an applicable pricing supplement.

     Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on notes made in a currency other than U.S. dollars will be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement.

JUDGMENTS IN A FOREIGN CURRENCY COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     The notes will be governed by, and construed in accordance with, the law of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

CHANGES IN THE VALUE OF UNDERLYING ASSETS OF INDEXED NOTES COULD RESULT IN A SUBSTANTIAL LOSS
TO YOU.

     An investment in indexed notes may have significant risks that are not associated with a similar investment in a debt instrument that:

     - has a fixed principal amount;

     - is denominated in U.S. dollars; and

     - bears interest at either a fixed rate or a floating rate based on nationally published interest rate references.

     The risks of a particular indexed note will depend on the terms of that indexed note. Such risks may include, but are not limited to, the possibility of significant changes in the prices of:

     - the underlying assets;

     - another objective price; and

     - economic or other measures making up the relevant index.

     Underlying assets could include:

     - securities;

     - currencies;

     - intangibles;

     - goods;

     - articles; and

     - commodities.

     The risks associated with a particular indexed note generally depend on factors over which Salomon Smith Barney Holdings has no control and which cannot readily be foreseen. These risks include:

     - economic events;

     - political events; and

     - the supply of, and demand for, the underlying assets.

     In recent years, currency exchange rates and prices for various underlying assets have been highly volatile. Such volatility may be expected in the future. Fluctuations in rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any indexed note.

     In considering whether to purchase indexed notes, you should be aware that the calculation of amounts payable on indexed notes may involve reference to:

     - an index determined by a subsidiary or an affiliate of Salomon Smith Barney Holdings; or

     - prices that are published solely by third parties or entities which are not regulated by the laws of the United States.

     The risk of loss as a result of linking of principal or interest payments on indexed notes to an index and to the underlying assets can be substantial. You should consult your own financial and legal advisors as to the risks of an investment in indexed notes.
                            ------------------------

     You should only rely on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. Salomon Smith Barney Holdings has not, and the agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Salomon Smith Barney Holdings is not, and the agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus, as well as information Salomon Smith Barney Holdings previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date of the applicable document. Salomon Smith Barney Holdings' business, financial condition, results of operations and prospects may have changed since that date.

                         IMPORTANT CURRENCY INFORMATION

     Purchasers are required to pay for each note in a currency specified by Salomon Smith Barney Holdings for that note. If requested by a prospective purchaser of a note having a specified currency other than U.S. dollars, the agents may at their discretion arrange for the exchange of U.S. dollars into the specified currency to enable the purchaser to pay for the note. Each such exchange will be made by an agent on the terms, conditions, limitations and charges that the agent may from time to time establish in accordance with its regular foreign exchange practice shall control the exchange. The purchaser must pay all costs of exchange.

     References in this prospectus supplement to "U.S. dollars," "U.S.$," "dollar" or "$" are to the lawful currency of the United States.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Medium-Term Senior Notes, Series K and Medium-Term Subordinated Notes, Series L supplements the description of the general terms and provisions of the debt securities set forth in the prospectus. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the debt securities described in the prospectus, you should rely on the information in this prospectus supplement.

     The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

GENERAL

     Introduction. The senior notes are a series of senior debt securities issued under Salomon Smith Barney Holdings' senior debt indenture. The subordinated notes are a series of subordinated debt securities issued under Salomon Smith Barney Holdings' subordinated debt indenture. At the date of this prospectus supplement, the notes offered pursuant to this prospectus supplement are limited to an aggregate initial public offering price or purchase price of up to $10,257,840,645 or its equivalent in one or more foreign or composite currencies. This amount is subject to reduction as a result of the sale of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus form a part, or under a registration statement to which this prospectus supplement and the accompanying prospectus also relate.

     The amount of notes sold of either series will reduce the amount of notes of the other series that may be sold. Salomon Smith Barney Holdings reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice. The aggregate amount of notes may be increased from time to time to such larger amount as may be authorized by Salomon Smith Barney Holdings.

     The U.S. dollar equivalent of the public offering price or purchase price of a note having a specified currency other than U.S. dollars will be determined on the basis of the market exchange rate. This market exchange rate will be the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for that specified currency on the applicable issue date. Such determination will be made by Salomon Smith Barney Holdings or its agent, as the exchange rate agent for the applicable series of notes.

     Ranking. The senior notes will constitute part of the senior indebtedness of Salomon Smith Barney Holdings and will rank on an equal basis with all other unsecured debt of Salomon Smith Barney Holdings other than subordinated debt. The subordinated notes will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all senior indebtedness of Salomon Smith Barney Holdings. See "Description of Debt Securities -- Subordinated Debt" in the accompanying prospectus.

     On a consolidated basis, the aggregate principal amount of senior indebtedness of Salomon Smith Barney Holdings outstanding as of September 30, 2000 was approximately $43.0 billion. This senior indebtedness consisted of approximately $20.3 billion of term debt, approximately $19.0 billion of commercial paper and approximately $3.7 billion of other short-term borrowings.

     Forms of Notes. The notes will be issued in fully registered form only, without coupons. In addition, Salomon Smith Barney Holdings may offer notes in bearer form in a concurrent offering outside the United States. The notes in registered form may not be exchanged for notes in bearer form. Each note will be issued initially as a book-entry note, which will be a global security registered in the name of a nominee of DTC, as depositary, or another depositary named in the pricing supplement. Alternatively, if specified in the applicable pricing supplement, each note will be issued initially as a certificated note, which will be a certificate issued in temporary or definitive form. Except as set forth in the accompanying prospectus under "Book-Entry Procedures and Settlement," book-entry notes will not be issuable as certificated notes. See "Book-Entry System" below.

     Denominations. Unless otherwise specified in the applicable pricing supplement, the authorized denominations of notes denominated in U.S. dollars will be $1,000 and any larger amount that is a whole multiple of $1,000. The authorized denominations of notes that have a specified currency other than U.S. dollars will be the approximate equivalents in the specified currency.

     Maturity. Unless otherwise specified in the applicable pricing supplement, each note will mature on a stated maturity date. The stated maturity date will be a business day more than nine months from its date of issue, as selected by the purchaser and agreed to by Salomon Smith Barney Holdings. If specified in the applicable pricing supplement, the stated maturity date may be extended at the option of Salomon Smith Barney Holdings. Each note may also be redeemed at the option of Salomon Smith Barney Holdings, or repaid at the option of the holder, prior to its stated maturity. Each note that has a specified currency of pounds sterling will mature in compliance with the regulations the Bank of England may promulgate from time to time.

     Additional Information. The pricing supplement relating to a note will describe the following terms:

     - the specified currency for such note;

     - whether such note

        (1) is a fixed rate note;

        (2) is a floating rate note;

        (3) is an amortizing note, meaning that a portion or all the principal amount is payable prior to stated maturity in accordance with a schedule, by application of a formula, or based on an index; and/or

        (4) is an indexed note on which payments of interest or principal may be linked to the price of one or more securities, currencies, intangibles, articles, commodities or goods;

     - the price at which such note will be issued, which will be expressed as a percentage of the aggregate principal amount or face amount;

     - the original issue date on which such note will be issued;

     - the date of the stated maturity;

     - if the note is a fixed rate note, the rate per annum at which the note will bear any interest, and whether and how that rate may be changed prior to its stated maturity;

     - if the note is a floating rate note, relevant terms such as:

        (1) the base rate;

        (2) the initial interest rate;

        (3) the interest reset period or the interest reset dates;

        (4) the interest payment dates;

        (5) any index maturity;

        (6) any maximum interest rate;

        (7) any minimum interest rate;

        (8) any spread or spread multiplier; and

        (9) any other terms relating to the particular method of calculating the interest rate for the note and whether and how the spread or spread multiplier may be changed prior to stated maturity;

     - whether the note is a note issued originally at a discount;

     - if the note is an amortizing note, the terms for repayment prior to stated maturity;

     - if the note is an indexed note, in the case of an indexed rate note, the manner in which the amount of any interest payment will be determined or, in the case of an indexed principal note, its face amount and the manner in which the principal amount payable at stated maturity will be determined;

     - whether the note may be redeemed at the option of Salomon Smith Barney Holdings, or repaid at the option of the holder, prior to stated maturity as described under "Optional Redemption, Repayment and Repurchase" below and the terms of its redemption or repayment;

     - whether the note may have an optional extension beyond its stated maturity as described under "Extension of Maturity" below;

     - whether the note will be represented by a global security or a certificate issued in definitive form;

     - any special United States federal income tax consequences of the purchase, ownership and disposition of a particular issuance of notes;

     - whether the note is a renewable note, and, if so, its specific terms;

     - the use of proceeds, if materially different than that disclosed in the accompanying prospectus; and

     - any other terms of the note provided in the accompanying prospectus, to be set forth in a pricing supplement, or that are otherwise consistent with the provisions of the indenture under which the note will be issued.

     As used in this prospectus supplement, business day means:

     - for any note, any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close;

     - for LIBOR notes only, a London business day, which shall be any day on which dealings in deposits in the specified currency are transacted in the London interbank market;

     - for notes having a specified currency other than U.S. dollars only, other than notes denominated in Euros, any day that, in the principal financial center (as defined below) of the country of the specified currency, is not a day on which banking institutions generally are authorized or obligated by law to close; and

     - for EURIBOR notes and notes denominated in Euros, a TARGET business day, which will be any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open.

     As used above, a principal financial center means the capital city of the country issuing the specified currency. However, for Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the principal financial center will be Sydney, Toronto, Frankfurt, Amsterdam, Milan and Zurich, respectively.

PAYMENT OF PRINCIPAL AND INTEREST

     Salomon Smith Barney Holdings will pay the principal of, and any premium and interest on, each note in the specified currency for the note. If the specified currency for a note is other than U.S. dollars, Salomon Smith Barney Holdings will, unless otherwise specified in the applicable pricing supplement, arrange to convert all payments in respect of the note into U.S. dollars in the manner described in the following paragraph. The holder of a note having a specified currency other than U.S. dollars may, if stated in the applicable pricing supplement and such note, elect to receive all payments on the note in the specified currency by delivering a written notice to the trustee for such note not later than fifteen calendar days prior to the applicable payment date, except under the circumstances described under "Risk Factors -- The Unavailability of Currencies Could Result in a Substantial Loss to You" above. Such election will remain in effect until revoked by a written notice to the trustee that is received not later than fifteen calendar days prior to the applicable payment date. If an event of default has occurred or Salomon Smith Barney Holdings has given notice of redemption of a note, no such change of election may be made.

     The amount of any U.S. dollar payment on a note having a specified currency other than U.S. dollars will be determined by the exchange rate agent:

     - based on the highest firm bid quotation expressed in U.S. dollars received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date, or if no such rate is quoted on that date, the last date on which the rate was quoted;

     - from three, or if three are not available, then two, recognized foreign exchange dealers in New York City, one or more of which may be an agent, and another of which may be the exchange rate agent, that are selected by the exchange rate agent; and

     - by the quoting dealer for the purchase.

     The exchange rate agent will also determine prior to settlement the aggregate amount of the specified currency payable on a payment date for all notes denominated in the specified currency. All currency exchange costs will be deducted from payments to the holders of the notes. If no such bid quotations are available, the payments will be made in the specified currency, unless the specified currency is unavailable due to the imposition of exchange controls or due to other circumstances beyond Salomon Smith Barney Holdings' control. In that case, payments will be made as described under "Risk Factors -- The Unavailability of Currencies Could Result in a Substantial Loss to You" above.

     Unless otherwise specified in the applicable pricing supplement, U.S. dollar payments of interest on notes, other than interest payable at stated maturity, will be made, except as provided below, by check mailed to the registered holders of the notes. In the case of global securities representing book-entry notes, payments of interest on notes will be made to a nominee of the depositary. However, in the case of a note issued between a regular record date and the related interest payment date, interest for the period beginning on the original issue date for the note and ending on such interest payment date generally will be paid to the holder on the next succeeding interest payment date.

     A holder of $10,000,000, or its equivalent in a specified currency other than U.S. dollars, or more in aggregate principal amount of notes of like tenor and term, will be entitled to receive U.S. dollar payments by wire transfer of immediately available funds. However, such a holder is entitled to receive the payments only if the trustee receives written appropriate wire transfer instructions for the notes not later than fifteen calendar days prior to the applicable interest payment date. Unless otherwise specified in the applicable pricing supplement, principal and any premium and interest payable at the stated maturity of a note will be paid in immediately available funds upon surrender of the note at the corporate trust office or agency of the trustee for the note in New York City.

     Unless otherwise specified in this prospectus supplement or the applicable pricing supplement, any payment required to be made on a note on a date, including the stated maturity date, that is not a business day for the note need not be made on that date. A payment may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

     Unless otherwise specified in the applicable pricing supplement, if the principal of any original issue discount note, other than an indexed note, is declared to be due and payable immediately as a result of the acceleration of stated maturity, the amount of principal due and payable relating to the note will be limited to the aggregate principal amount of the note multiplied by the sum of (1) its issue price, expressed as a percentage of the aggregate principal amount, plus (2) the original issue discount amortized from the date of issue to the date of declaration. Amortization will be calculated using the interest method, computed in accordance with U.S. generally accepted accounting principles in effect on the date of declaration.

     Unless otherwise set forth in the applicable pricing supplement, the regular record date for any interest payment date for a floating rate note, fixed rate note or an indexed rate note will be the date, whether or not a business day, fifteen calendar days immediately preceding an interest payment date.

FIXED RATE NOTES

     Each fixed rate note will bear interest from its original issue date, or from the last interest payment date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable pricing supplement until its principal amount is paid or made available for payment. However, as described below under "Subsequent Interest Periods" and "Extension of Maturity," or as otherwise may be described in the applicable pricing supplement, the rate of interest payable on fixed rate notes may be adjusted from time to time.

     Unless otherwise set forth in the applicable pricing supplement, interest on each fixed rate note will be payable semiannually in arrears on the dates set forth in the applicable pricing supplement, with each such day being an interest payment date, and at stated maturity. Unless "accrue to pay" is specified in the applicable pricing supplement or unless otherwise specified in the applicable pricing supplement, if an interest payment date for any fixed rate note would otherwise be a day that is not a business day, any payment required to be made on the note on that date, including the stated maturity date, may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of such delayed payment.

     If in connection with any fixed rate note, "accrue to pay" is specified in the applicable pricing supplement, and any interest payment date for the fixed rate note would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding business day. Any payment of interest on an interest payment date will include interest accrued through the day before the interest payment date. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

FLOATING RATE NOTES

     Each floating rate note will bear interest at the initial interest rate set forth, or otherwise described, in the applicable pricing supplement. The initial interest period is the period from the original issue date to, but not including, the first interest reset date. The interest reset period is the period from each interest reset date to, but not including, the following interest reset date. The initial interest period, and any interest reset period, are each considered an interest period. The interest rate for each floating rate note will be determined by reference to an interest rate basis, the base rate, plus or minus any spread, or multiplied by any spread multiplier. A basis point or bp equals one-hundredth of a percentage point. The spread is the number of basis points that may be specified in the applicable pricing supplement as applicable to the note. The spread multiplier is the percentage that may be specified in the applicable pricing supplement as applicable to the note. As described below under "Subsequent Interest Periods" and "Extension of Maturity," or as may otherwise be specified in the applicable pricing supplement, the spread or spread multiplier on floating rate notes may be adjusted from time to time.

     The applicable pricing supplement will designate one of the following base rates as applicable to a floating rate note:

     - the CD Rate;

     - the Commercial Paper Rate;

     - the Federal Funds Rate;

     - LIBOR;

     - the Treasury Rate;

     - the Prime Rate;

     - the J.J. Kenny Rate;

     - the Eleventh District Cost of Funds Rate;

     - EURIBOR; or

     - such other base rate as is set forth in the applicable pricing supplement and in the note.

     The following terms are used in describing the various base rates.

     The "index maturity" for any floating rate note is the period of maturity of the instrument or obligation from which the base rate is calculated.

     "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/H15/update or any successor site or publication.

     "Calculation date" means the date by which the calculation agent is to calculate the interest rate for floating rate notes which will be the earlier of
(1) the tenth calendar day after the related rate determination date, or if any such day is not a business day, the next succeeding business day or (2) the business day preceding the applicable interest payment date or the stated maturity.

     As specified in the applicable pricing supplement, a floating rate note may also have either or both of the following, which will be expressed as a rate per annum on a simple interest basis:

     - maximum interest rate, which will be a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period; and/or

     - minimum interest rate, which will be a minimum limitation, or floor, on the rate at which interest may accrue during any interest period.

     In addition to any maximum interest rate that may be applicable to any floating rate note, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by applicable law. The notes will be governed by the law of New York State. As of the date of this prospectus supplement, the maximum rate of interest under provisions of the New York penal law, with a few exceptions, is 25% per annum on a simple interest basis. Such maximum rate of interest only applies to obligations that are less than $2,500,000.

     Salomon Smith Barney Holdings will appoint and enter into agreements with calculation agents to calculate interest rates on floating rate notes. Unless otherwise specified in the applicable pricing supplement, Bank One Trust Company, N.A. will be the calculation agent for each senior note that is a floating rate note and Bankers Trust Company will be the calculation agent for each subordinated note that is a floating rate note. All determinations of interest by the calculation agents will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the floating rate notes.

     The interest rate on each floating rate note will be reset on an interest reset date, which means that the interest rate is reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the interest reset dates will be as follows:

     - in the case of floating rate notes that reset daily, each business day;

     - in the case of floating rate notes that reset weekly, other than Treasury Rate notes, the Wednesday of each week;

     - in the case of Treasury Rate notes that reset weekly and except as provided below under "Treasury Rate Notes," the Tuesday of each week;

     - in the case of floating rate notes that reset monthly, other than Eleventh District Cost of Funds Rate notes, the third Wednesday of each month;

     - in the case of floating rate notes that are Eleventh District Cost of Funds Rate notes, the first calendar day of each month;

     - in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     - in the case of floating rate notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable pricing supplement; and

     - in the case of floating rate notes that reset annually, the third Wednesday of one month of each year specified in the applicable pricing supplement.

If an interest reset date for any floating rate note would fall on a day that is not a business day, that interest reset date will be postponed to the next succeeding business day. In the case of a LIBOR note or a EURIBOR note, if postponement to the next business day would cause the interest reset date to be in the next succeeding calendar month, the interest reset date will instead be the immediately preceding business day. If an auction of direct obligations of United States Treasury bills falls on a day that is an interest reset date for Treasury Rate notes, the interest reset date will be the succeeding business day.

     Unless otherwise specified in the applicable pricing supplement and except as set forth below, the rate of interest that goes into effect on any interest reset date will be determined on a rate determination date preceding such interest reset date, as further described below.

     Unless otherwise specified in the applicable pricing supplement and except as set forth in the next sentence, interest payable on floating rate notes will be the interest accrued from and including the original issue date or the last date to which interest has been paid, as the case may be, to but excluding the applicable interest payment date. If the interest rate is reset daily or weekly, interest payable on the notes will be the interest accrued from and including the original issue date or the last date to which interest has been paid, as the case may be, to but excluding the record date immediately preceding an interest payment date that occurs any time prior to maturity.

     Accrued interest on a floating rate note with more than one interest reset date will be calculated by multiplying the principal amount of the note by an accrued interest factor. If the floating rate note is an indexed principal note, the face amount of the note will be multiplied by the accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed on an "actual over 360" basis by dividing the interest rate in effect on such day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, J.J. Kenny Rate notes, Eleventh District Cost of Funds Rate notes and EURIBOR notes. In the case of Treasury Rate notes, the interest factor for each such day will be computed on an "actual over actual" basis by dividing the interest rate by the actual number of days in the year. The interest factor will be expressed as a decimal calculated to seven decimal places without rounding. For purposes of making the foregoing calculation, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date.

     For all other floating rate notes, accrued interest will be calculated by multiplying the principal amount of the note by the interest rate in effect during the period for which accrued interest is being calculated. That product is then multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, J.J. Kenny Rate notes, Eleventh District Cost of Funds Rate notes and EURIBOR notes. In the case of Treasury Rate notes, the product is multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by the actual number of days in the year.

     Unless otherwise specified in the applicable pricing supplement, all percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

     Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable as follows.

     - In the case of floating rate notes that reset daily, weekly or monthly, other than Eleventh District Cost of Funds Rate notes, interest will be payable on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement.

     - In the case of Eleventh District Cost of Funds Rate notes, interest will be payable on the first calendar day of each March, June, September and December.

     - In the case of floating rate notes that reset quarterly, interest will be payable on the third Wednesday of March, June, September, and December of each year.

     - In the case of floating rate notes that reset semiannually, interest will be payable on the third Wednesday of each of two months of each year specified in the applicable pricing supplement.

     - In the case of floating rate notes that reset annually, interest will be payable on the third Wednesday of one month of each year specified in the applicable pricing supplement.

In each of these cases, interest will also be payable at maturity.

     If an interest payment date for any floating rate note would fall on a day that is not a business day, that interest payment date will be postponed to the next succeeding business day, except as described in the next paragraph. In the case of a LIBOR note or a EURIBOR note, if postponement to the next business day would cause the interest payment date to be in the next succeeding calendar month, the interest payment date will instead be the immediately preceding business day.

     If for any floating rate note, the applicable pricing supplement provides that the note does not accrue to pay, and if an interest payment date for that floating rate note would otherwise be a day that is not a business day, the interest payment date will not be postponed. Any payment required to be made on the floating rate note, however, may be made on the next succeeding business day with the same force and effect as if made on the due date. No additional interest will accrue as a result of such delayed payment.

     Upon the request of the holder of any floating rate note, the calculation agent for that note will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for the note.

     CD Rate Notes. Each CD Rate note will bear interest for each interest reset period at an interest rate equal to the CD Rate and any spread or spread multiplier specified in the note and in the applicable pricing supplement.

     The calculation agent will determine the CD Rate on each CD Rate determination date. The CD Rate determination date is the second business day prior to the interest reset date for each interest reset period for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD Rate cannot be determined as described above.

     - If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the CD Rate determination date, then the CD Rate for the interest reset period will be the rate on that date for negotiable certificates of deposit of the index maturity designated in the applicable pricing supplement as published in the H.15 Daily Update.

     - If by 3:00 p.m., New York City time, on the calculation date, the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the CD Rate will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing, in the market for negotiable certificates of deposit, with a remaining maturity closest to the index maturity designated in the pricing supplement in a denomination of $5,000,000.

     - If the dealers selected by the calculation agent, however, are not quoting offered rates as mentioned in the preceding sentence, the CD Rate for that interest reset period will be the same as the CD Rate for the immediately preceding interest reset period. If there was no such interest reset period, the CD Rate will be the initial interest rate.

     CD Rate notes, like other notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

     Commercial Paper Rate Notes. Each Commercial Paper Rate note will bear interest for each interest reset period at an interest rate equal to the Commercial Paper Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine the Commercial Paper Rate on each Commercial Paper Rate determination date. The Commercial Paper Rate determination date is the second business day prior to the interest reset date for each interest reset period. The Commercial Paper Rate will be the money market yield on that date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement, as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial."

     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above.

     - If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Commercial Paper Rate determination date, then the Commercial Paper Rate for the interest reset period will be the money market yield on that date of the rate for commercial paper of the specified index maturity as published in the H.15 Daily Update under the heading "Commercial Paper -- Nonfinancial."

     - If by 3:00 p.m., New York City time, on such calculation date, the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the Commercial Paper Rate for the interest reset period will be the money market yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on that date, of three leading dealers of commercial paper in New York City selected by the calculation agent for such Commercial Paper Rate note for commercial paper of the specified index maturity placed for an industrial issuer whose bonds are rated "AA" or the equivalent by a nationally recognized rating agency.

     - If the dealers selected by the calculation agent, however, are not quoting offered rates as mentioned in the preceding sentence, the Commercial Paper Rate for the interest reset period will be the same as the Commercial Paper Rate for the immediately preceding interest reset period. If there was no such interest reset period, the Commercial Paper Rate will be the initial interest rate.

Money market yield will be calculated as follows:

                              D X 360
money market yield   =     -------------  X 100
                           360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the specified index maturity.

     Federal Funds Rate Notes. Each Federal Funds Rate note will bear interest for each interest reset period at an interest rate equal to the Federal Funds Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine the Federal Funds Rate on each Federal Funds Rate determination date. The Federal Funds Rate determination date is the second business day prior to the interest reset date for that interest reset period. The Federal Funds Rate will be the rate for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)."

     The following procedures will be followed if the Federal Funds Rate cannot be determined as described above.

     - If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Federal Funds Rate determination date, the Federal Funds Rate for the interest reset period will be the rate on that date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate."

     - If by 3:00 p.m., New York City time, on the calculation date the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the Federal Funds Rate for the interest reset period will be the rate on that date which the Federal Reserve Bank of New York makes publicly available that is equivalent to the rate which appears in H.15(519) under the heading "Federal Funds (Effective)."

     - If the rate, however, is not made publicly available by the Federal Reserve Bank of New York by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the interest reset period will be the same as the Federal Funds Rate in effect for the immediately preceding interest reset period. If there was no such interest reset period, the Federal Funds Rate will be the initial interest rate.

     In the case of a Federal Funds Rate note that resets daily, the interest rate on the note for the period from and including a Monday to but excluding the succeeding Monday will be reset by the calculation agent for the note on the second Monday, or, if not a business day, on the next succeeding business day, to a rate equal to the average of the Federal Funds Rates in effect for each day in that week.

     LIBOR Notes. Each LIBOR note will bear interest for each interest reset period at an interest rate equal to LIBOR and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine LIBOR on each LIBOR determination date. The LIBOR determination date is the second London banking day prior to the interest reset date for each interest reset period.

     On a LIBOR determination date, the calculation agent will determine LIBOR for each interest reset period as follows.

     The calculation agent will determine the offered rates for deposits in the specified currency for the period of the index maturity specified in the applicable pricing supplement commencing on the interest reset date, which appear on the "designated LIBOR page" at approximately 11:00 a.m., London time, on that date.

     - If "LIBOR Telerate" is designated in the applicable pricing supplement, "designated LIBOR page" means the display designated as page "3750" on the Bridge Telerate Service, and LIBOR will be the relevant offered rate determined by the calculation agent. If Telerate page 3750 is replaced by another page, or if the Bridge Telerate Service is replaced by a nominee of the British Bankers' Association, then "LIBOR Telerate" means the replacement page or service selected to display the London interbank offered rates of major banks.

     - If "LIBOR Reuters" is designated in the applicable pricing supplement, "designated LIBOR page" means the arithmetic mean determined by the calculation agent of the two or more offered rates on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service. If the LIBO page on that service is replaced by another page, or if the Reuters Monitor Money Rates Service is replaced by a nominee of the British Bankers' Association, then "LIBOR Reuters" means the arithmetic mean determined by the calculation agent of the two or more offered rates on the replacement page or service selected to display the London interbank offered rates of major banks.

     If LIBOR cannot be determined on a LIBOR determination date as described above, then the calculation agent will determine LIBOR as follows.

        - The calculation agent for the LIBOR note will select four major banks in the London interbank market.

        - The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR determination date. These quotations shall be for deposits in the specified currency for the period of the specified index maturity, commencing on the interest reset date. Offered quotations must be based on a principal amount equal to at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

     (1) If two or more quotations are provided, LIBOR for the interest reset period will be the arithmetic mean of those quotations.

     (2) If less than two quotations are provided, the calculation agent will select three major banks in New York City and follow the steps in the two bullet points below.

        - The calculation agent will then determine LIBOR for the interest reset period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the LIBOR determination date. The rates quoted will be for loans in the specified currency, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

        - If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for the interest reset period will be the same as for the immediately preceding interest reset period. If there was no such preceding interest reset period, the LIBOR Rate will be the initial interest rate.

     Treasury Rate Notes. Each Treasury Rate note will bear interest for each interest reset period at an interest rate equal to the Treasury Rate and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     Treasury Rate Notes other than Constant Maturity Treasury Rate Notes

     Unless "Constant Maturity" is specified in the applicable pricing supplement, the Treasury Rate for each interest reset period will be the rate for the auction held on the Treasury Rate determination date for the interest reset period of treasury securities as that rate appears on either Telerate page 56 or Telerate page 57 under the heading "AVGE INVEST YIELD." Treasury securities are direct obligations of the United States that have the index maturity specified in the applicable pricing supplement.

     If the Treasury Rate cannot be determined as described above, the following procedures will be followed in the order set forth below.

     (1) If the Treasury rate is not published prior to 3:00 P.M., New York City time on the calculation date pertaining to the Treasury Rate determination date, then the Treasury Rate for the interest reset period will be the auction average rate on the Treasury Rate determination date as otherwise announced by the United States Department of the Treasury. The auction average rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

     (2) If the auction results are not published or reported as provided in (1) above by 3:00 P.M., New York City time, on the calculation date, or if no auction is held on the Treasury Rate determination date, then the Treasury Rate for the interest reset period will be calculated by the calculation agent for the Treasury Rate note. In this case, the Treasury Rate will be a yield to maturity of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate determination date, of three leading primary United States government securities dealers selected by the calculation agent for the issue of treasury securities with a remaining maturity closest to the specified index maturity. The yield to maturity will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

     (3) If the dealers selected by the calculation agent are not quoting bid rates as mentioned in (2) above, then the Treasury Rate for the interest reset period will be the same as the Treasury Rate for the immediately preceding interest reset period. If there was no preceding interest reset period, the Treasury Rate will be the initial interest rate.

     The Treasury Rate determination date for each interest reset period will be the day of the week in which the interest reset date for that interest reset period falls on which treasury securities would normally be auctioned.

     Treasury securities are normally sold at auction on Monday of each week unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Treasury Rate determination date pertaining to the interest reset period commencing in the next succeeding week. If an auction date falls on any day that would otherwise be an interest reset date for a Treasury Rate note, then that interest reset date will instead be the business day immediately following the auction date.

     Constant Maturity Treasury Rate Notes

     If "Constant Maturity" is specified in the applicable pricing supplement, the Treasury Rate for each interest reset period will be the rate displayed on the designated CMT Telerate page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the designated CMT maturity index in the following manner.

     - If the designated CMT Telerate page is 7051, the Treasury Rate will be the rate on the Constant Maturity Treasury Rate determination date.

     - If the designated CMT Telerate page is 7052, the Treasury Rate will be the average for the week or for the month, as specified in the applicable pricing supplement, ended immediately preceding the week or month, as applicable, in which the related Constant Maturity Treasury Rate determination date occurs.

     If no rate appears on the designated CMT Telerate page as indicated above, the following procedures will be followed in the order set forth below.

     (1) If the rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time on the related calculation date, then the Treasury Rate for the Constant Maturity Treasury Rate determination date will be the Treasury Constant Maturity Rate for the designated CMT maturity index as published in the relevant H.15(519).

     (2) If this rate is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, then the Treasury Rate on the Constant Maturity Treasury Rate determination date will be the treasury constant maturity rate for the designated CMT maturity index, or other United States Treasury rate for the designated CMT maturity index, for the Constant Maturity Treasury Rate determination date for the interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury. The calculation agent will make the determination as to which of such rates is comparable to the rate formerly displayed on the designated CMT Telerate page and published in the relevant H.15(519).

     (3) If this information is not provided by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will calculate the Treasury Rate on the Constant Maturity Treasury Rate determination date as follows.

        - The Treasury Rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Constant Maturity Treasury Rate determination date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury notes. The Treasury notes will be the most recently issued direct noncallable fixed rate obligations of the United States, with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than the designated CMT maturity index minus one year.

        - The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be an agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

        - If three or four, but not five, of such dealers provide quotations as described above, then the Constant Maturity Treasury Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

     (4) If the calculation agent is unable to obtain three Treasury note quotations as described in (3) above, the Treasury Rate on the Constant Maturity Treasury Rate determination date will be calculated by the calculation agent as follows.

        - The rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Constant Maturity Treasury Rate determination date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining maturity closest to the index maturity specified in the applicable pricing supplement, and in an amount that is representative for a single transaction in that market at that time.

        - If two Treasury notes with an original maturity, as described above, have remaining terms to maturity equally close to the designated CMT maturity index, the calculation agent will obtain quotations for the Treasury note with the shorter remaining term to maturity and will use those quotations to calculate the Treasury Rate as set forth above.

        - The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be an agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

        - If three or four, but not five, of such dealers provide quotations as described above, then the Treasury Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest quotes will be eliminated.

     (5) If fewer than three dealers selected by the calculation agent provide quotations as described in (4) above, the Treasury Rate determined as of the Constant Maturity Treasury Rate determination date will be the Treasury Rate in effect on such Constant Maturity Treasury Rate determination date.

     "Designated CMT Telerate page" means the display on the Bridge Telerate Service, or any successor service on the page specified in the applicable pricing supplement, or any other page as may replace such page on that service, or any successor service, for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the designated CMT Telerate page will be 7052 for the most recent week.

     "Designated CMT maturity index" means the original period to maturity of the U.S. Treasury securities, either one, two, three, five, seven, ten, twenty or thirty years, specified in the applicable pricing supplement for which the Treasury Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the designated CMT maturity index will be two years.

     The "Constant Maturity Treasury Rate determination date" will be the second business day prior to the interest reset date for the applicable interest reset period.

     The Constant Maturity Treasury Rate for a Treasury security maturity as published as of any business day is intended to be indicative of the yield of a U.S. Treasury security having as of that business day a remaining term to maturity equivalent to its maturity. The Constant Maturity Treasury Rate as of any business day is based upon an interpolation by the U.S. Treasury of the daily yield curve of outstanding Treasury securities. This yield curve, which relates the yield on a security to its time to maturity, is based on the over-the-counter market bid yields on actively traded Treasury securities. Such yields are calculated from composites of quotations reported by leading U.S. government securities dealers, which may include one or more of the calculation agents or affiliates of Salomon Smith Barney Holdings. Certain constant maturity yield values are read from the yield curve. Interpolation from the yield curve provides a theoretical yield for a Treasury security having ten years to maturity, for example, even if no outstanding Treasury security has as of that date exactly ten years remaining to maturity.

     Prime Rate Notes. Prime Rate notes will bear interest at a rate equal to the Prime Rate and any spread or spread multiplier specified in the Prime Rate notes and the applicable pricing supplement.

     The calculation agent will determine the Prime Rate for each interest reset period on each Prime Rate determination date. The Prime Rate determination date is the second business day prior to the interest reset date for each interest reset period. The Prime Rate will be the rate made available and subsequently published on that date in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will be followed if the Prime Rate cannot be determined as described above.

     - If the rate is not published prior to 9:00 A.M., New York City time, on the related calculation date, then the Prime Rate will be the rate on the Prime Rate determination date that is published in the H.15 Daily Update under the heading "Bank Prime Loan."

     - If the rate is not published prior to 3:00 P.M., New York City time, on the related calculation date in either of those sources, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate for the Prime Rate determination date.

     - If fewer than four such rates appear on the Reuters Screen USPRIME1 Page, then the calculation agent will select four major banks in New York City. The Prime Rate will be the arithmetic mean of the prime rates quoted by those four banks on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate determination date.

     - If all four of the banks selected by the calculation agent do not provide quotations, then the Prime Rate will be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate determination date. These Prime Rate quotes will be provided by the selected banks and by a reasonable number of substitute domestic banks or trust companies that the calculation agent will select that have total equity capital of at least $500,000,000.

     - If the banks or trust companies that the calculation agent selects do not provide quotations as described above, then the Prime Rate will remain the same as the Prime Rate in effect on the Prime Rate determination date.

     "Reuters Screen USPRIME1 page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service, or any successor service or page, for the purpose of displaying prime rates or base lending rates of major United States banks.

     J.J. Kenny Rate Notes. J.J. Kenny Rate notes will bear interest at the interest rates, calculated based on the J.J. Kenny Rate and any spread and/or spread multiplier specified in the J.J. Kenny Rate notes and the applicable pricing supplement.

     The calculation agent will determine the J.J. Kenny Rate on each J.J. Kenny Rate determination date. The J.J. Kenny Rate determination date is the second business day prior to the interest reset date for each interest reset period.

     The J.J. Kenny Rate will be the per annum rate on that date equal to the index made available and subsequently published by Kenny Information Systems or its successor. The rate will be based upon 30-day yield evaluations at par of bonds of not less than five "high grade" component issuers. The bonds evaluated will be bonds on which the interest is excludable from gross income for federal income tax purposes under the Internal Revenue Code of 1986. Kenny Information Systems will select such issuers from time to time, including issuers of general obligation bonds. However, the bonds on which the index is based will not include any bonds the interest on which may trigger an "alternate minimum tax" or similar tax under the Code, unless such tax may be imposed on all tax-exempt bonds.

     The following procedure will be followed if the J.J. Kenny Rate cannot be determined as described above.

     If the rate is not made available by 3:00 P.M., New York City time, on the calculation date pertaining to the J.J. Kenny Rate determination date, the J.J. Kenny Rate will be the rate quoted by a successor indexing agent selected by Salomon Smith Barney Holdings. This rate will be equal to the prevailing rate for bonds included in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Corporation for issuers selected by the successor indexing agent most closely resembling the "high grade" component issuers selected by Kenny Information Systems. The bonds for which rates are quoted will be bonds that may be tendered by their holders for purchase on not more than seven days' notice and the interest on which:

     - is variable on a weekly basis;

     - is excludable from gross income for federal income tax purposes under the Internal Revenue Code; and

     - does not give rise to an "alternate minimum tax" or similar tax under the Internal Revenue Code, unless all tax-exempt bonds give rise to the tax.

However, if a successor indexing agent is not available, the J.J. Kenny Rate on the J.J. Kenny Rate determination date will be the J.J. Kenny Rate for the immediately preceding interest reset period. If there was no interest reset period, the J.J. Kenny Rate will be the initial interest rate.

     Eleventh District Cost of Funds Rate Notes. Eleventh District Cost of Funds Rate notes will bear interest at the interest rates, calculated based on the Eleventh District Cost of Funds Rate and any spread and/or spread multiplier, specified in the Eleventh District Cost of Funds Rate notes and the applicable pricing supplement.

     The calculation agent will determine the Eleventh District Cost of Funds Rate on each Eleventh District Cost of Funds Rate determination date. The Eleventh District Cost of Funds Rate determination date is the last working day of the month immediately prior to each interest reset date for each interest reset period on which the Federal Home Loan Bank of San Francisco publishes the Eleventh District Cost of Funds Index.

     The Eleventh District Cost of Funds Rate will be the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Eleventh District Cost of Funds Rate determination date as set forth under the caption "Eleventh District" on the Telerate page 7058. Such page will be deemed to include any successor page, determined by the calculation agent, as of 11:00 A.M., San Francisco time, on the Eleventh District Cost of Funds Rate determination date.

     The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above.

     - If the rate does not appear on Telerate page 7058 on any related Eleventh District Cost of Funds Rate determination date, the Eleventh District Cost of Funds Rate for the Eleventh District Cost of Funds Rate determination date will be the Eleventh District Cost of Funds Rate Index.

     - If the FHLB of San Francisco fails to announce the rate for the calendar month next preceding the Eleventh District Cost of Funds Rate determination date, then the Eleventh District Cost of Funds Rate for such date will be the Eleventh District Cost of Funds Rate in effect on the Eleventh District Cost of Funds Rate determination date.

     The "Eleventh District Cost of Funds Rate Index" will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that the FHLB of San Francisco most recently announced as the cost of funds for the calendar month preceding the date of such announcement.

     EURIBOR Notes. Each EURIBOR note will bear interest for each interest reset period at an interest rate equal to EURIBOR and any spread or spread multiplier specified in the note and the applicable pricing supplement.

     The calculation agent will determine EURIBOR on each EURIBOR determination date. The EURIBOR determination date is the second TARGET business day prior to the interest reset date for each interest reset period.

     On a EURIBOR determination date, the calculation agent will determine EURIBOR for each interest reset period as follows.

     The calculation agent will determine the offered rates for deposits in Euros for the period of the index maturity specified in the applicable pricing supplement, commencing on the interest reset date, which appears on page 248 on the Bridge Telerate Service or any successor service or any page that may replace page 248 on that service which is commonly referred to as "Telerate Page 248" as of 11:00 a.m., Brussels time, on that date.

     If EURIBOR cannot be determined on a EURIBOR determination date as described above, then the calculation agent will determine EURIBOR as follows.

        - The calculation agent for the EURIBOR note will select four major banks in the Euro-zone interbank market.

        - The calculation agent will request that the principal Euro-zone offices of those four selected banks provide their offered quotations to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the EURIBOR determination date. These quotations shall be for deposits in Euros for the period of the specified index maturity, commencing on the interest reset date. Offered quotations must be based on a principal amount equal to at least $1,000,000 or the approximate equivalent in Euros that is representative of a single transaction in such market at that time.

     (1) If two or more quotations are provided, EURIBOR for the interest reset period will be the arithmetic mean of those quotations.

     (2) If less than two quotations are provided, the calculation agent will select four major banks in the Euro-zone and follow the steps in the two bullet points below.

        - The calculation agent will then determine EURIBOR for the interest reset period as the arithmetic mean of rates quoted by those four major banks in the Euro-zone to leading European banks at approximately 11:00 a.m., Brussels time, on the EURIBOR determination date. The rates quoted will be for loans in Euros, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least $1,000,000 or the approximate equivalent in Euros that is representative of a single transaction in such market at that time.

        - If the banks so selected by the calculation agent are not quoting rates as described above, EURIBOR for the interest reset period will be the same as for the immediately preceding interest reset period. If there was no preceding interest reset period, EURIBOR will be the initial interest rate.

     "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

     Inverse Floating Rate Notes. Any floating rate note may be designated in the applicable pricing supplement as an inverse floating rate note. In such an event, unless otherwise specified in the applicable pricing supplement, the interest rate on the floating rate note will be equal to:

     - in the case of the period, if any, commencing on the issue date, or the date on which the note otherwise begins to accrue interest if different from the issue date, up to the first interest reset date, a fixed rate of interest established by Salomon Smith Barney Holdings as described in the applicable pricing supplement; and

     - in the case of each period commencing on an interest reset date, a fixed rate of interest specified in the pricing supplement minus the interest rate determined based on the base rate as adjusted by any spread and/or spread multiplier.

However, on any inverse floating rate note, (1) the interest rate will not be less than zero and (2) the interest rate in effect for the ten days immediately prior to the date of maturity of the inverse floating rate note will be that in effect on the tenth day preceding that date.

     Floating/Fixed Rate Notes. The applicable pricing supplement may provide that a note will be a floating rate note for a specified portion of its term and a fixed rate note for the remainder of its term. In such an event, the interest rate on the note will be determined as if it were a floating rate note and a fixed rate note for each respective period, all as specified in the applicable pricing supplement.

SUBSEQUENT INTEREST PERIODS

     The pricing supplement relating to each note will indicate whether Salomon Smith Barney Holdings has the option to reset the interest rate, spread, spread multiplier or method of calculation, as the case may be, for the note. If Salomon Smith Barney Holdings has the option to reset, the pricing supplement will also indicate the optional reset date or dates on which the interest rate, spread, spread multiplier or method of calculation, as the case may be, may be reset.

     Salomon Smith Barney Holdings shall notify the trustee whether or not it intends to exercise this option relating to a note at least 45 but not more than 60 days prior to an optional reset date for the note. Not later than 40 days prior to the optional reset date, the trustee will mail to the holder of the note a reset notice first class, postage prepaid, indicating whether Salomon Smith Barney Holdings has elected to reset the interest rate, spread, spread multiplier or method of calculation, as the case may be.

     If Salomon Smith Barney Holdings elects to reset the interest rate, spread, spread multiplier or method of calculation, as the case may be, the trustee will mail to the holder in the manner described above a notice indicating the new interest rate, new spread, spread multiplier or method of calculation, as the case may be. The notice will also indicate any provisions for redemption during the subsequent interest period. The subsequent interest period is the period from the optional reset date to the next optional reset date or, if there is no next optional reset date, to the stated maturity of the note, including the date or dates on which or the period or periods during which, and the price or prices at which, a redemption may occur during a subsequent interest period.

     Upon the transmittal by the trustee of a reset notice to the holder of a note, the new interest rate or such new spread, spread multiplier and/or method of calculation, as the case may be, will take effect automatically. Except as modified by the reset notice and as described below, the note will have the same terms as prior to the transmittal of the reset notice.

     Despite the foregoing, not later than 20 days prior to an optional reset date for a note, Salomon Smith Barney Holdings may, at its option, revoke the interest rate, or the spread or spread multiplier, provided for in the reset notice relating to the optional reset date, and establish a higher interest rate, or a higher spread or spread multiplier, as applicable, for the subsequent interest period commencing on the optional reset date.

     Salomon Smith Barney Holdings can make such revocations by causing the trustee for the note to mail notice of the higher interest rate or higher spread or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the note. The notice shall be irrevocable. All notes for which the interest rate or spread or spread multiplier is reset on an optional reset date will bear such higher interest rate, or higher spread or spread multiplier, as the case may be, whether or not tendered for repayment.

     The holder of a note will have the option to elect repayment of that note by Salomon Smith Barney Holdings on each optional reset date at a price equal to the principal amount of the note plus interest accrued to the optional reset date. In order for a note to be repaid on an optional reset date, the holder of the note must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment. However, the period for delivery of the note or notification to the trustee for the note will be at least 25 but not more than 35 days prior to the optional reset date. Further, a holder who has tendered a note for repayment pursuant to a reset notice may, by written notice to the trustee for the note, revoke any tender for repayment until the close of business on the tenth day prior to the optional reset date.

AMORTIZING NOTES

     Salomon Smith Barney Holdings may from time to time offer amortizing notes on which a portion or all the principal amount is payable prior to stated maturity:

     - in accordance with a schedule;

     - by application of a formula; or

     - based on an index.

Further information concerning additional terms and conditions of any amortizing notes, including terms for repayment of such notes, will be set forth in the applicable pricing supplement.

INDEXED NOTES

     Salomon Smith Barney Holdings may from time to time offer indexed notes on which some or all interest payments, in the case of an indexed rate note, and/or the principal amount payable at stated maturity or earlier redemption or retirement, in the case of an indexed principal note, is determined based on:

     - the principal amount of the notes or, in the case of an indexed principal note, the amount designated in the applicable pricing supplement as the "face amount" of the indexed note; and

     - an index, which may be based on:

          (1) prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities;

          (2) the application of a formula; or

          (3) an index based on such other objective price, economic or other measures as are described in the applicable pricing supplement.

A description of the index used in any determination of an interest or principal payment, and the method or formula by which interest or principal payments will be determined based on such index, will be set forth in the applicable pricing supplement.

     If a fixed rate note, floating rate note or indexed rate note is also an indexed principal note, the amount of any interest payment will be determined based on the face amount of that indexed note unless specified otherwise in the applicable pricing supplement. If an indexed note is also an indexed principal note, the principal amount payable at stated maturity or any earlier redemption or repayment of the indexed note may be different from the face amount.

     If a third party is appointed to calculate or announce the index for a particular indexed note, and the third party either (1) suspends the calculation or announcement of that index or (2) changes the basis upon which the index is calculated in a manner that is inconsistent with the applicable pricing supplement, then Salomon Smith Barney Holdings will select another third party to calculate or announce the index. Salomon Smith Barney Inc. or another affiliate of Salomon Smith Barney Holdings may be either the original or successor third party selected by Salomon Smith Barney Holdings.

     If for any reason the index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then any indexed interest payments or any indexed principal amount of the indexed note will be calculated in the manner set forth in the applicable pricing supplement. Any determination by the selected third party will be binding on all parties, except in the case of an obvious error.

     Unless otherwise specified in the applicable pricing supplement, for the purpose of determining whether holders of the requisite principal amount of notes outstanding under the applicable indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of indexed notes will be deemed to be the face amount stated on the notes. Unless otherwise specified in the applicable pricing supplement, in the event of an acceleration of the stated maturity of an indexed note, the principal amount payable to the holder of the note upon acceleration will be the principal amount determined based on the formula used to determine the principal amount of the note on the stated maturity of the note, as if the date of acceleration were the stated maturity.

     An investment in indexed notes has significant risks, including wide fluctuations in market value as well as in the amounts of payments due, that are not associated with a similar investment in a conventional debt security. These risks depend on a number of factors including supply and demand for the particular security, currency, commodity or other good or article to which the note is indexed and economic and political events over which Salomon Smith Barney Holdings has no control. See "Risk Factors -- Changes in the Value of Underlying Assets of Indexed Notes Could Result in a Substantial Loss to You" above for a discussion of these considerations.

     Fluctuations in the price of any particular security or commodity, in the rates of exchange between particular currencies or in particular indices that have occurred in the past are not necessarily indicative, however, of fluctuations in the price or rates of exchange that may occur during the term of any indexed notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks of an investment in indexed notes.

DUAL CURRENCY NOTES

     Salomon Smith Barney Holdings may from time to time offer dual currency notes on which Salomon Smith Barney Holdings has a one time option of making all payments of principal, any premium and interest on such notes which are issued on the same day and have the same terms, the payments on which would otherwise be made in the specified currency of those notes, in the optional payment currency specified in the applicable pricing supplement. This option will be exercisable in whole but not in part on an option election date, which will be any one of the dates specified in the applicable pricing supplement. Information as to the relative value of the specified currency compared to the optional payment currency will be set forth in the applicable pricing supplement.

     The pricing supplement for each issuance of dual currency notes will specify, among other things:

     - the specified currency;

     - the optional payment currency; and

     - the designated exchange rate.

     The designated exchange rate will be a fixed exchange rate used for converting amounts denominated in the specified currency into amounts denominated in the optional payment currency. The pricing supplement will also specify the option election dates and interest payment dates for the related issuance of dual currency notes. Each option election date will be a particular number of days before an interest payment date or stated maturity, as set forth in the applicable pricing supplement. Each option election date will be the date on which Salomon Smith Barney Holdings may select whether to make all scheduled payments due thereafter in the optional payment currency rather than in the specified currency.

     If Salomon Smith Barney Holdings makes such an election, the amount payable in the optional payment currency will be determined using the designated exchange rate specified in the applicable pricing supplement. If such an election is made, notice of the election will be mailed in accordance with the terms of the applicable tranche of dual currency notes within two business days of the option election date. The notice will state (1) the first date, whether an interest payment date and/or stated maturity, on which scheduled payments in the optional payment currency will be made and (2) the designated exchange rate. Any such notice by Salomon Smith Barney Holdings, once given, may not be withdrawn. The equivalent value in the specified currency of payments made after such an election may be less, at the then current exchange rate, than if Salomon Smith Barney Holdings had made the payment in the specified currency.

     For United States federal income tax purposes, holders of dual currency notes may need to comply with rules which differ from the general rules applicable to holders of other types of notes offered by this prospectus supplement. The United States federal income tax consequences of the purchase, ownership and disposition of dual currency notes will be set forth in the applicable pricing supplement.

RENEWABLE NOTES

     Salomon Smith Barney Holdings may from time to time offer renewable notes, which will mature on an initial maturity date. Such initial maturity date will be an interest payment date specified in the applicable pricing supplement occurring in, or prior to, the twelfth month following the original issue date of the notes, unless the term of all or any portion of any of the notes is renewed in accordance with the procedures described below.

     The term of a renewable note may be extended to the interest payment date occurring in the twelfth month, or, if a special election interval is specified in the applicable pricing supplement, the last month in a period equal to twice the special election interval elected by the holder after the renewal date. Such an extension may be made on the initial renewal date. That date will be the interest payment date occurring in the sixth month, unless a special election interval is specified in the applicable pricing supplement, prior to the initial maturity date of a renewable note and on the interest payment date occurring in each sixth month, or in the last month of each special election interval, after the initial renewal date which, together with the initial renewal date, constitutes a renewal date.

     If a holder does not elect to extend the term of any portion of the principal amount of a renewable note during the specified period prior to any renewal date, that portion will become due and payable on the new maturity date. Such new maturity date will be the interest payment date occurring in the sixth month, or the last month in the special election interval, after the renewal date.

     A holder of a renewable note may elect to renew the term of such renewable note, or if so specified in the applicable pricing supplement, any portion of the renewable note, by delivering a notice to that effect to the trustee or any duly appointed paying agent at the corporate trust office of the trustee or agency of the trustee in New York City. This notice will be delivered not less than 15 nor more than 30 days prior to the renewal date, unless another period is specified in the applicable pricing supplement as the special election period. This election will be irrevocable and will be binding upon each subsequent holder of the renewable note.

     An election to renew the term of a renewable note may be exercised for less than the entire principal amount of the renewable note only if so specified in the applicable pricing supplement and only in the principal amount, or any integral multiple in excess of that amount, as is specified in the applicable pricing supplement. Despite the foregoing, the term of the renewable notes may not be extended beyond the stated maturity specified for renewable notes in the applicable pricing supplement.

     If the holder does not elect to renew the term, a renewable note must be presented to the trustee, or any duly appointed paying agent. If the renewable note is a certificate issued in definitive form, it must be presented to the trustee as soon as practicable following receipt of the renewable note. The trustee, or any duly appointed paying agent, will issue in exchange for the note, in the name of the holder, a note. The note will be in a principal amount equal to the principal amount of the exchanged renewable note for which no election to renew such term was exercised, with terms identical to those specified on the renewable note. However, the note will have a fixed, nonrenewable stated maturity on the new maturity date.

     If an election to renew is made for less than the full principal amount of a holder's renewable note, the trustee, or any duly appointed paying agent, will issue a replacement renewable note in exchange for the note in the name of the holder. The replacement renewable note will be in a principal amount equal to the principal amount elected to be renewed of the exchanged renewable note, with terms otherwise identical to the exchanged renewable note.

EXTENSION OF MATURITY

     The pricing supplement relating to each note will indicate whether Salomon Smith Barney Holdings has the option to extend the stated maturity of that note for an extension period. Such an extension period is one or more periods of one to five whole years, up to but not beyond the final maturity date set forth in the pricing supplement.

     Salomon Smith Barney Holdings may exercise such option for a note by notifying the trustee for that note at least 45 but not more than 60 days prior to the old stated maturity of the note. Not later than 40 days prior to the old stated maturity of the note, the trustee for the note will mail to the holder of the note an extension notice, first class, postage prepaid. The extension notice will set forth:

     - the election of Salomon Smith Barney Holdings to extend the stated maturity of the note;

     - the new stated maturity;

     - in the case of a fixed rate note, the interest rate applicable to the extension period;

     - in the case of a floating rate note, the spread, spread multiplier or method of calculation applicable to the extension period; and

     - any provisions for redemption during the extension period, including the date or dates on which, or the period or periods during which, and the price or prices at which, a redemption may occur during the extension period.

     Upon the mailing by such trustee of an extension notice to the holder of a note, the stated maturity of the note will be extended automatically, and, except as modified by the extension notice and as described in the next paragraph, the note will have the same terms as prior to the mailing of the extension notice. Despite the foregoing, not later than 20 days prior to the old stated maturity of the note, Salomon Smith Barney Holdings may, at its option, revoke the interest rate, or the spread or spread multiplier, as the case may be, provided for in the extension notice for the note and establish for the extension period a higher interest rate, in the case of a fixed rate note, or a higher spread or spread multiplier, in the case of a floating rate note.

     Salomon Smith Barney Holdings may so act by causing the trustee for the note to mail notice of the higher interest rate or higher spread or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the note. The notice will be irrevocable. All notes for which the stated maturity is extended will bear the higher interest rate, in the case of fixed rate notes, or higher spread or spread multiplier, in the case of floating rate notes, for the extension period, whether or not tendered for repayment.

     If Salomon Smith Barney Holdings extends the stated maturity of a note, the holder of the note will have the option to elect repayment of the note by Salomon Smith Barney Holdings on the old stated maturity at a price equal to the principal amount of the note, plus interest accrued to that date. In order for a note to be repaid on the old stated maturity once Salomon Smith Barney Holdings has extended its stated maturity, the holder of the note must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment. The period for delivery of the note or notification to the trustee for the note will be at least 25 but not more than 35 days prior to the old stated maturity. A holder who has tendered a note for repayment pursuant to an extension notice may give written notice to the trustee for the note to revoke any tender for repayment until the close of business on the tenth day before the old stated maturity.

COMBINATION OF PROVISIONS

     If so specified in the applicable pricing supplement, any note may be required to comply with all of the provisions, or any combination of the provisions, described above under "Subsequent Interest Periods," "Extension of Maturity" and "Renewable Notes."

BOOK-ENTRY SYSTEM

     Upon issuance, and unless the rules of DTC state otherwise, all book-entry notes having the same original issue date and otherwise identical terms will be represented by a single global security. Each global security representing book-entry notes will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Book-entry notes will not be exchangeable for certificated notes and, except under the circumstances described in the prospectus under "Book-Entry Procedures and Settlement," will not otherwise be issuable as certificated notes.

     If an issue of notes is denominated in a currency other than the U.S. dollar, Salomon Smith Barney Holdings will make payments of principal and any interest in the foreign currency in which the notes are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the notes is held that it elects, in accordance with, and to the extent permitted by, the applicable pricing supplement and the relevant note, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and twelve days prior to the date for payment of principal, the participant will notify DTC of (1) its election to receive all, or the specified portion, of payment in the foreign currency and (2) its instructions for wire transfer of payment to a foreign currency account.

     A further description of DTC's procedures regarding global securities representing book-entry notes is set forth in the prospectus under "Book-Entry Procedures and Settlement." DTC has confirmed to Salomon Smith Barney Holdings, the agents and the trustee that it intends to follow such procedures.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

     The pricing supplement relating to each note will indicate either that (1) the note cannot be redeemed prior to its stated maturity or (2) that the note will be redeemable at the option of Salomon Smith Barney Holdings, in whole or in part. The applicable pricing supplement will also indicate (1) the optional redemption date or dates on which the note may be redeemed and (2) the redemption price at which, together with accrued interest to such optional redemption date, the note may be redeemed on each optional redemption date.

     Unless otherwise specified in the applicable pricing supplement, at least 30 days prior to the date of redemption, the trustee will mail notice of redemption, first class, postage prepaid, to the holder of the note. Unless otherwise specified in the applicable pricing supplement, Salomon Smith Barney Holdings may exercise the option relating to a redemption of a note in part only by notifying the trustee for such note at least 45 days prior to any optional redemption date. In the event of redemption of a note in part only, a new note or notes for the unredeemed portion of the note or notes will be issued to the holder of that note or notes upon the cancellation of the note or notes. The notes, other than amortizing notes, may not be redeemed.

     The pricing supplement relating to each note will also indicate whether the holder of that note will have the option to elect repayment of the note by Salomon Smith Barney Holdings prior to its stated maturity. If so, the pricing supplement will specify (1) the optional repayment date or dates on which the note may be repaid and (2) the optional repayment price. The optional repayment price is the price at which, together with accrued interest to such optional repayment date, the note may be repaid on each optional repayment date.

     In order for a note to be repaid, the trustee for the note must receive, at least 30 but not more than 45 days prior to an optional repayment date:

     (1) the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed; or

     (2) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth:

        - the name of the holder of the note;

        - the principal amount of the note to be repaid;

        - the certificate number or a description of the tenor and terms of the note;

        - a statement that the option to elect repayment is being exercised; and

        - a guarantee that the note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed will be received by the trustee not later than five business days after the date of the telegram, telex, facsimile transmission or letter.

     If the guarantee procedure described in clause (2) above is followed, then the note and form duly completed must be received by the trustee by the fifth business day. Any tender of a note by the holder for repayment, except pursuant to a reset notice or an extension notice, will be irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note, provided, that the principal amount of the note remaining outstanding after repayment is an authorized denomination. Upon partial repayment, the note will be canceled and a new note or notes for the remaining principal amount will be issued in the name of the holder of the repaid note.

     If a note is represented by a global security, DTC's nominee will be the holder of the note and, therefore, will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment relating to a particular note, the beneficial owner of that note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC.

     Except in the case of an optional redemption by Salomon Smith Barney Holdings at a stated redemption price provided for in the applicable pricing supplement, if Salomon Smith Barney Holdings redeems or repays a note that is an original issue discount note other than an indexed note prior to its stated maturity, then Salomon Smith Barney Holdings will pay the amortized face amount of the note as of the date of redemption or repayment regardless of anything else stated in this prospectus supplement.

     The amortized face amount of a note on any date means the amount equal to:

     - the issue price set forth on the face of the applicable pricing supplement plus

     - that portion of the difference between the issue price and the stated principal amount of the note that has accrued by that date at

        (1) the bond yield to maturity set forth on the face of the applicable pricing supplement, or

        (2) if so specified in the applicable pricing supplement, the bond yield to call set forth on the face of the note.

These computations will be made in accordance with generally accepted United States bond yield computation principles. However, the amortized face amount of a note will never exceed its stated principal amount. The bond yield to call listed on the face of a pricing supplement will be computed on the basis of:

     - the first occurring optional redemption date with respect to the note;
       and

     - the amount payable on the optional redemption date.

In the event that any note is not redeemed on the first occurring optional redemption date, the bond yield to call that applies to the note will be recomputed on the optional redemption date on the basis of (1) the next occurring optional redemption date and (2) the amount payable on the optional redemption date. The bond yield to call will continue to be so recomputed on each succeeding optional redemption date until the note is so redeemed.

     Salomon Smith Barney Holdings may at any time purchase notes at any price in the open market or otherwise. Notes so purchased by Salomon Smith Barney Holdings may, at the discretion of Salomon Smith Barney Holdings, be held, resold or surrendered to the trustee for those notes for cancellation.

OTHER PROVISIONS

     The terms in the applicable pricing supplement may modify any provisions relating to:

     - the determination of an interest rate basis;

     - the specification of an interest rate basis;

     - calculation of the interest rate applicable to, or the principal payable at maturity on, any note;

     - interest payment dates; or

     - any other related matters.

DEFEASANCE

     The defeasance provisions described in the prospectus will not be applicable to the notes except as set forth in the applicable pricing supplement.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a summary of the material United States federal income tax considerations that may be relevant to a holder of a note. The summary is based on:

     - laws;

     - regulations;

     - rulings; and

     - decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with holders that will hold notes as capital assets. This summary does not address tax considerations applicable to investors to whom special tax rules may apply, including, without limitation:

     - banks;

     - tax-exempt entities;

     - insurance companies;

     - regulated investment companies;

     - common trust funds;

     - dealers in securities or currencies;

     - traders in securities that elect mark to market;

     - persons that will hold notes as a part of an integrated investment, including a straddle, a synthetic security or hedge or a conversion transaction, comprised of a note and one or more other positions; or

     - United States holders (as defined below) that have a functional currency other than the U.S. dollar.

Any special United States federal income tax considerations relevant to a particular issue of notes, including any indexed notes, dual currency notes or notes providing for contingent payments, will be provided in the applicable pricing supplement. Purchasers of such notes should carefully examine the applicable pricing supplement and should consult with their tax advisors with respect to those notes.

     Investors should consult their tax advisors in determining the tax consequences to them of holding notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

     As used in this prospectus supplement, the term United States holder means:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision;

     - an estate, if United States federal income taxation is applicable to the income of such estate regardless of its source; or

     - a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions.

The term non-United States holder means a holder who is not a United States holder. The term United States means the United States of America, including the fifty states and the District of Columbia.

UNITED STATES HOLDERS

Payments of Interest

     Payments of qualified stated interest, as defined below under "Original Issue Discount," on a note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States holder's method of tax accounting.

     If payments of interest are made relating to a note that is denominated in a foreign currency, the amount of interest income realized by a United States holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. A United States holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency note in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

     - the average exchange rate in effect during the interest accrual period, or portion thereof within the holder's taxable year; or

     - at the holder's election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within the accrual period if the accrual period spans more than one taxable year, or
       (2) the date of receipt, if that date is within five business days of the last day of the accrual period.

The election must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss, which will be treated as ordinary income or loss, on the receipt of an interest payment made relating to a foreign currency note if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income.

Purchase, Sale and Retirement of Notes

     A United States holder's tax basis in a note generally will equal the cost of that note to such holder

     (1) increased by any amounts includible in income by the holder as OID and market discount and

     (2) reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on the note.

     In the case of a foreign currency note, the cost of the note to a United States holder will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a foreign currency note that is traded on an established securities market, a United States holder generally should determine the U.S. dollar value of the cost of the note by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange (1) on the settlement date of the purchase in the case of a United States holder using the cash method of tax accounting and (2) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless the holder elects to use the spot rate applicable to cash method United States holders. The amount of any subsequent adjustments to a United States holder's tax basis in a foreign currency note in respect of OID, market discount and premium denominated in a specified currency other than the U.S. dollar will be determined in the manner described under "Original Issue Discount," "Market Discount" and "Notes Purchased at a Premium" below. The conversion of U.S. dollars to another specified currency and the immediate use of the specified currency to purchase a foreign currency note generally will not result in taxable gain or loss for a United States holder.

     Upon the sale, exchange, retirement or other taxable disposition of a note, a United States holder generally will recognize gain or loss equal to the difference between (1) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income, and (2) the United States holder's adjusted tax basis in the note. If a United States holder receives a specified currency other than the U.S. dollar in respect of the sale, exchange, retirement or other taxable disposition of a note, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the note.

     In the case of a foreign currency note that is traded on an established securities market, a United States holder that receives a specified currency other than the U.S. dollar in respect of that disposition generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate of exchange
(1) on the settlement date of the disposition in the case of a United States holder using the cash method of tax accounting and (2) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless the holder elects to use the spot rate applicable to cash method United States holders. The election available to accrual basis United States holders in respect of the purchase and sale of foreign currency notes traded on an established securities market, discussed above, must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

     Except as discussed below in connection with foreign currency gain or loss, market discount and short-term notes, gain or loss recognized by a United States holder on the sale, exchange, retirement or other taxable disposition of a note will generally be long term capital gain or loss if the United States holder's holding period for the note exceeded one year at the time of such disposition.

     Gain or loss recognized by a United States holder on the sale, exchange, retirement or other taxable disposition of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held the note.

Original Issue Discount

     In General. Notes with a term greater than one year may be issued with OID for United States federal income tax purposes. Such notes are called OID notes in this prospectus supplement. United States holders generally must accrue OID in gross income over the term of the OID notes on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States holders generally will recognize taxable income in respect of an OID note in advance of the receipt of cash attributable to such income.

     OID generally will arise if the stated redemption price at maturity of the note exceeds its issue price by more than a de minimis amount equal to 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a note has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a note is the first price at which a substantial amount of notes is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the sum of all payments due under the note, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID note at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

     For each taxable year of a United States holder, the amount of OID that must be included in gross income in respect of an OID note will be the sum of the daily portions of OID for each day during that taxable year or any portion of the taxable year in which such a United States holder held the OID note. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID note. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

     The amount of OID allocable to any accrual period generally will equal (1) the product of the OID note's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity (as adjusted to take into account the length of the accrual period), less (2) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID note at the beginning of any accrual period will equal the issue price of the OID note, as defined above, (1) increased by previously accrued OID from prior accrual periods, and (2) reduced by any payment made on the note, other than payments of qualified stated interest, on or before the first day of the accrual period.

     Foreign Currency Notes. In the case of an OID note that is also a foreign currency note, a United States holder should determine the U.S. dollar amount includible in income as OID for each accrual period by

     - calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above and

     - translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of the accrual period within a United States holder's taxable year, or, at the United States holder's election (as described above under "Payments of Interest"), at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within the accrual period if the accrual period spans more than one taxable year, or (2) on the date of receipt, if that date is within five business days of the last day of the accrual period.

All payments on an OID note, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID note, a United States holder will recognize ordinary income or loss measured by the difference between (1) the amount received and (2) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID note. The amount accrued will be determined by using the rate of exchange applicable to such previous accrual.

     Acquisition Premium. A United States holder that purchases an OID note for an amount less than or equal to the remaining redemption amount, but in excess of the OID note's adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction. The numerator of this fraction is the excess of the United States holder's adjusted tax basis in the OID note immediately after its purchase over the OID note's adjusted issue price. The denominator of the fraction is the excess of the remaining redemption amount over the OID note's adjusted issue price. For purposes of this prospectus supplement, "remaining redemption amount" means the sum of all amounts payable on an OID note after the purchase date other than payments of qualified stated interest.

     The notes may have special redemption, repayment or interest rate reset features, as indicated in the applicable pricing supplement. Notes containing such features, in particular OID notes, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of notes with such features should carefully examine the applicable pricing supplement and should consult their tax advisors relating to such notes.

Market Discount

     If a United States holder purchases a note, other than a short-term note, for an amount that is less than the note's stated redemption price at maturity or, in the case of an OID note, for an amount that is less than the note's revised issue price, i.e., the note's issue price increased by the amount of accrued OID, the note will be considered to have market discount. The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above (in the second paragraph under "Original Issue Discount"). Any gain recognized by the United States holder on the sale, exchange, retirement or other taxable disposition of notes having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by such United States holder.

     Alternatively, the United States holder may elect to include market discount in income currently over the life of the note. Such an election will apply to market discount notes acquired by the United States holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States holder elects to accrue the market discount on a constant-yield method. Unless the United States holder elects to include market discount in income on a current basis, as described above, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note.

     Market discount on a foreign currency note will be accrued by a United States holder in the foreign currency. The amount includible in income by a United States holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the note is disposed of by the United States holder. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States holder's taxable year.

Short-Term Notes

     The rules set forth above also will generally apply to notes having maturities of not more than one year from the date of issuance. Those notes are called short-term notes in this prospectus supplement. Certain modifications apply to these general rules.

     First, none of the interest on a short-term note is treated as qualified stated interest. Instead, interest on a short-term note is treated as part of the short-term note's stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term notes will be OID notes. OID will be treated as accruing on a short-term note ratably, or at the election of a United States holder, under a constant yield method.

     Second, a United States holder of a short-term note that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term note in income on a current basis. Such a United States holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such note until the maturity of the note or its earlier disposition in a taxable transaction. In addition, such a United States holder will be required to treat any gain realized on a disposition of the note as ordinary income to the extent of the holder's accrued OID on the note. A United States holder of a short-term note using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States holder using the accrual method of tax accounting generally will be required to include OID on a short-term note in income on a current basis.

     Third, any United States holder of a short-term note, whether using the cash or accrual method of tax accounting, can elect to accrue the acquisition discount, if any, on the note on a current basis. If such an election is made, the OID rules will not apply to the note. Acquisition discount is the excess of the note's stated redemption price at maturity over the holder's purchase price for the note. Acquisition discount will be treated as accruing ratably or, at the election of the United States holder, under a constant-yield method based on daily compounding.

     As described above, the notes may have special redemption features. These features may affect the determination of whether a note has a maturity of not more than one year and thus is a short-term note. Purchasers of notes with such features should carefully examine the applicable pricing supplement and should consult their tax advisors in relation to such features.

Notes Purchased at a Premium

     A United States holder that purchases a note for an amount in excess of the remaining redemption amount will be considered to have purchased the note at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the United States holder on or after the first taxable year to which the election applies. Such election may be revoked only with the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a note by the amount of the premium amortized during its holding period. For a United States holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder's tax basis when the note matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize premium and holds the note to maturity will generally be required to treat the premium as capital loss when the note matures.

     Amortizable bond premium in respect of a foreign currency note will be computed in the specified currency and will reduce interest income in the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such note based on the difference between (1) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the note and (2) the spot rate of exchange on the date on which the United States holder acquired the note. See "Original Issue Discount -- Acquisition Premium" above for a discussion of the treatment of a note purchased for an amount less than or equal to the remaining redemption amount but in excess of the note's adjusted issue price.

Information Reporting and Backup Withholding

     Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of notes. In addition, United States holders may be subject to a 31 percent backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the notes.

NON-UNITED STATES HOLDERS

     Under current United States federal income tax law:

     - withholding of United States federal income tax will not apply to a payment on a note to a non-United States holder, provided that

        (1) the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Salomon Smith Barney Holdings entitled to vote and is not a controlled foreign corporation related to Salomon Smith Barney Holdings through stock ownership and

        (2) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-United States holder; and

     - a non-United States holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

Despite the above, a non-United States holder that is subject to United States federal income taxation on a net income basis generally will be taxable under the same rules that govern the taxation of a United States holder receiving or accruing interest on a note or recognizing gain or loss on the sale, exchange, retirement or other taxable disposition of a note. Special rules might also apply to a non-United States holder that is a qualified resident of a country with which the United States has an income tax treaty.

     United States information reporting requirements and backup withholding tax will not apply to payments on a note if the beneficial owner (1) certifies its non-United States status under penalties of perjury or satisfies documentary evidence requirements for establishing that it is a non-United States person, or
(2) otherwise establishes an exemption.

     Information reporting requirements will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker, provided that such broker:

     - derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States;

     - is not a controlled foreign corporation for United States federal income tax purposes; and

     - is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States holders or is engaged in the conduct of a United States trade or business.

     Backup withholding tax will not apply to the payment of the proceeds of the sale of a note effected outside the United States by a foreign office of any broker. However, information reporting requirements will be applicable to such payment unless (1) such broker has documentary evidence in its records that the beneficial owner is a non-United States person and other conditions are met or
(2) the beneficial owner otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a sale of a note by the U.S. office of a broker, unless the beneficial owner certifies its non-United States person status under penalties of perjury or otherwise establishes an exemption.

     For purposes of applying the above rules for non-United States holders to an entity that is treated as fiscally transparent, such as a partnership or trust, the beneficial owner means each of the ultimate beneficial owners of the entity.

                              PLAN OF DISTRIBUTION

     The notes are being offered on a continuous basis by Salomon Smith Barney Holdings through Salomon Smith Barney Inc. or other broker-dealer subsidiaries or affiliates of Salomon Smith Barney Holdings, as agents. Salomon Smith Barney Inc. has agreed to use its reasonable efforts to solicit orders to purchase notes. The agents and Salomon Smith Barney Holdings will sign an agency agreement. A form of agency agreement has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part. Salomon Smith Barney Holdings will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part. An agent will have the right to reject any proposed purchase in whole or in part. Salomon Smith Barney Holdings reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement, the accompanying prospectus or any pricing supplement without notice.

     The following table summarizes the aggregate commissions or discounts payable in connection with offerings of the notes. Commissions and discounts will vary depending upon the stated maturity of the notes.

                            PUBLIC                AGENTS'                   PROCEEDS, BEFORE
                           OFFERING              DISCOUNTS                    EXPENSES, TO
                             PRICE            AND COMMISSIONS        SALOMON SMITH BARNEY HOLDINGS
                           --------           ---------------        -----------------------------
Principal Amount......  $10,257,840,645   $2,051,568-$102,578,406   $10,255,789,077-$10,155,262,239
Total.................             100%           .02%-1%                   99.980%-99.000%

     Salomon Smith Barney Holdings may also sell notes at a discount to the agents for their own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price. After any initial public offering of notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed. In addition, the agents may offer and sell notes purchased by them as principal to other dealers. These notes may be sold at a discount which, unless otherwise specified in the applicable pricing supplement, will not exceed the discount to be received by the agents.

     Notes sold by an agent to a dealer may be sold at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed will not exceed the discount received by the agent from Salomon Smith Barney Holdings. Unless otherwise specified in the applicable pricing supplement, any note purchased by an agent as principal will be purchased at 100% of the principal amount or face amount less a percentage equal to the commission applicable to an agency sale of a note of identical maturity. Salomon Smith Barney Holdings reserves the right to sell notes directly to investors on its own behalf and to enter into agreements similar to the agency agreement with other parties. No commission will be payable nor will a discount be allowed on any sales made directly by Salomon Smith Barney Holdings.

     No note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. An agent may make a market in the notes, but no agent is obligated to do so. An agent may discontinue any market-making at any time without notice, at its sole discretion. There can be no assurance of the existence or liquidity of a secondary market for any notes, or that the maximum amount of notes will be sold.

     In addition to the notes being offered through the agents as described herein, securities in bearer form that may have terms identical or similar to the terms of the notes may be concurrently offered by Salomon Smith Barney Holdings on a continuous basis outside the United States by one or more subsidiaries or affiliates of Salomon Smith Barney Holdings. Such subsidiaries or affiliates may also purchase the securities in bearer form as principal for their own account or for resale. Any securities so offered and sold will reduce correspondingly the maximum aggregate principal amount of notes that may be offered by this prospectus supplement and the accompanying prospectus.

     Salomon Smith Barney Holdings estimates that its total expenses for the offering, excluding underwriting commissions or discounts, will be approximately $6,597,000.

     An agent, whether acting as agent or principal, may be deemed to be an underwriter within the meaning of the Securities Act of 1933. Salomon Smith Barney Holdings has agreed to indemnify the agents against liabilities relating to material misstatements and omissions, or to contribute to payments that the agents may be required to make relating to these liabilities. Salomon Smith Barney Holdings will reimburse the agents for customary legal and other expenses incurred by them in connection with the offer and sale of the notes.

     Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in New York City on the date of settlement.

     Concurrently with the offering of notes through the agent as described in this prospectus supplement, Salomon Smith Barney Holdings may issue other securities under the indentures referred to in the prospectus.

     The broker-dealer subsidiaries or affiliates of Salomon Smith Barney Holdings, including Salomon Smith Barney Inc., are members of the NASD and may participate in offerings of the notes. Accordingly, offerings of the notes in which Salomon Smith Barney Holdings' broker-dealer subsidiaries or affiliates participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus supplement, the accompanying prospectus and the related pricing supplement may be used by an agent or other subsidiaries or affiliates of Salomon Smith Barney Holdings in connection with offers and sales of the notes offered by this prospectus supplement in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. An agent or these other subsidiaries or affiliates may act as principal or agent in such transactions.

                                 LEGAL MATTERS

     Marcy Engel, Esq., Deputy General Counsel of Salomon Smith Barney Holdings, 388 Greenwich Street, New York, New York 10013, will act as legal counsel to Salomon Smith Barney Holdings. Ms. Engel beneficially owns, or has rights to acquire under Citigroup's employee benefit plans, an aggregate of less than 1% of Citigroup's common stock. Cleary, Gottlieb, Steen & Hamilton, New York, New York, will act as legal counsel for the agents. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Salomon Smith Barney Holdings and its subsidiaries and affiliates and may do so in the future.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                $10,257,840,645

                         SALOMON SMITH BARNEY HOLDINGS

                       MEDIUM-TERM SENIOR NOTES, SERIES K
                    MEDIUM-TERM SUBORDINATED NOTES, SERIES L
                 DUE NINE MONTHS OR MORE FROM THE DATE OF ISSUE

                         ------------------------------

                             PROSPECTUS SUPPLEMENT
                                 MARCH 1, 2001

                             (INCLUDING PROSPECTUS
                            DATED FEBRUARY 23, 2001)

                         ------------------------------

                              SALOMON SMITH BARNEY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------